Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Announces Proposed Public Offering of Common Stock

PRINCETON, NJ – (May 11, 2010) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that it has commenced an underwritten public offering, subject to market and other conditions, of 3,200,000 shares of its common stock pursuant to an effective shelf registration statement. Pharmasset intends to grant to the underwriters a 30-day option to purchase up to an additional 480,000 shares of common stock. Citi is serving as sole book-running manager for the offering.

Pharmasset intends to use the net proceeds from the sale of the shares for general corporate purposes, which may include, but are not limited to, the funding of clinical trials, the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property and the acquisition of assets or businesses that are complementary to its existing business.

The shares described above are being offered by Pharmasset pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Citi at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, 800-831-9146.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on human immunodeficiency virus (HIV).

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including without limitation, statements regarding the proposed public offering and our expected use of proceeds, are “forward-looking statements” that involve risks, uncertainties and other important factors, including, without limitation, the risk that adverse events could cause the cessation or delay of the proposed offering or any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that we will be unable to apply the proceeds of the offering as presently intended, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties and important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Reports on Form 10-Q for the periods ended December 31, 2009 and March 31, 2010 filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties and other important factors in our subsequent filings with the Securities and Exchange Commission.